AMENDMENT NO. 2 TO CREDIT AGREEMENT
THIS AMENDMENT NO. 2 TO CREDIT AGREEMENT (this “Amendment”), is entered into as of June 30, 2017 (the “Amendment Effective Date”), among RADISYS INTERNATIONAL, LLC, a Delaware limited liability company (the “Guarantor”), RADISYS CORPORATION, an Oregon corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties hereto (each a “Lender” and collectively, the “Lenders”), and SILICON VALLEY BANK (“SVB”), as administrative agent (in such capacity, the “Administrative Agent”), Issuing Lender and Swingline Lender. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement (as hereinafter defined).
W I T N E S S E T H
WHEREAS, the Borrower, the Guarantor, the Lenders and SVB as Administrative Agent, Issuing Agent and Swingline Lender, are parties to that certain Credit Agreement dated as of September 19, 2016 (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”);
WHEREAS, the Borrower has requested certain modifications to the Credit Agreement;
WHEREAS, the Lenders are willing to amend the Credit Agreement in accordance with and subject to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

I.	ARTICLE I

II.	AMENDMENTS

1.1 Amendments to Credit Agreement. As of the Second Amendment Effective Date, subject to the satisfaction of the conditions precedent set forth in Section 3.1 hereof, the Credit Agreement is hereby amended as set forth below.

a.	The definition of “Applicable Margin” in Section 1.1 of the Credit Agreement is hereby amended in its entirety as follows:

““Applicable Margin”: commencing on the Second Amendment Effective Date, (a) if Consolidated Adjusted EBITDA as measured on a trailing twelve month basis for the immediately preceding fiscal quarter period is less than $8,000,000, the rate per annum set forth on the relevant line below:
REVOLVING LOANS

Availability	Applicable Margin
≥ 70%	0.75%
≥ 30% but < 70%	1.00%
< 30%	1.25%

and (b) if Consolidated Adjusted EBITDA as measured on a trailing twelve month basis for the immediately preceding fiscal quarter period is equal to or greater than $8,000,000, the rate per annum set forth on the relevant line below:

REVOLVING LOANS

Availability	Applicable Margin
≥ 70%	0.25%
≥ 30% but < 70%	0.50%
< 30%	0.75%

Following the Second Amendment Effective Date, each change in the Applicable Margin shall take effect on the date on which the Administrative Agent receives copies of the consolidated financial statements of the Borrower and its Subsidiaries in respect of the fiscal quarter of the Borrower most recently ended, together with a Compliance Certificate in respect thereof as contemplated by Section 6.2(b),

Notwithstanding the foregoing, if the Borrower fails to deliver the financial statements required by Section 6.1 and the related Compliance Certificate required by Section 6.2(b), by the respective date required thereunder after the end of any related fiscal quarter of the Borrower, the Applicable Margin shall be the rates corresponding to the table in the foregoing clause (a) until such financial statements and Compliance Certificate are delivered.
If, as a result of any restatement of or other adjustment to the financial statements of the Loan Parties or for any other reason, the Administrative Agent determines that (x) the Consolidated Adjusted EBITDA as calculated by the Borrower as of any applicable date was inaccurate and (y) a proper calculation of the Consolidated Adjusted EBITDA would have resulted in different pricing for any period, then (i) if the proper calculation of the Consolidated Adjusted EBITDA would have resulted in higher pricing for such period, the Borrower shall automatically and retroactively be obligated to pay to the Administrative Agent, for the benefit of the applicable Lenders, promptly on demand by the Administrative Agent, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees calculated based on the Applicable Margin actually paid for such period; and (ii) if the proper calculation of the Consolidated Adjusted EBITDA would have resulted in lower pricing for such period, neither the Administrative Agent nor any Lender shall have any obligation to repay any interest or fees calculated based on the Applicable Margin to the Borrower.”

b.	The definition of “Consolidated Adjusted EBITDA” in Section 1.1 of the Credit Agreement is hereby amended in its entirety as follows:

“Consolidated Adjusted EBITDA”: with respect to the Borrower and its consolidated Subsidiaries for any period, (a) the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, plus (ii) Consolidated Interest Expense, plus (iii) provisions for Taxes based on income, plus (iv) to the extent deducted in calculation of Consolidated Net Income, total depreciation expense, plus (v) to the extent deducted in calculation of Consolidated Net Income, total amortization expense, plus (vi) non-cash stock compensation expense, plus (vii) restructuring costs; provided that restructuring costs shall be limited as follows:

12 Month Period Ended	Restructuring Costs
6/30/17	$5,205,000
9/30/17	$9,550,000
12/31/17	$8,235,000
3/31/18 and thereafter	To be reset by amendment

c.	Section 1.1 (Defined Terms) of the Credit Agreement is hereby amended by adding the following defined term thereto in proper alphabetical order:

““Second Amendment Effective Date” means June 30, 2017.”

d.	Section 6.2 (Certificates; Reports; Other Information) of the Credit Agreement is hereby amended by changing subsection (g) thereof to read as follows:

“(g) concurrently with the delivery of any financial statements pursuant to Section 6.1(b) and (c), (i) a Borrowing Base Certificate accompanied by such supporting detail and documentation as shall be requested by the Administrative Agent in its reasonable discretion, (ii) accounts receivable agings, aged by invoice date, (iii) reconciliations of accounts receivable agings (aged by invoice date), and (iv) accounts payable agings, aged by invoice date;”

e.	Section 7.1 (Financial Condition Covenants) of the Credit Agreement is hereby amended by replacing sub-section (a) (Minimum Consolidated Adjusted EBITDA) in its entirety with the following:

(a)
Minimum Consolidated Adjusted EBITDA. Permit Consolidated Adjusted EBITDA, on a trailing twelve month basis as of the last day of any fiscal quarter specified below, to be no less than the correlative amount specified below:

Quarter Ending	Minimum Consolidated Adjusted EBITDA
6/30/17	$0
9/30/17	($1,500,000)
12/31/17	$3,000,000
3/31/18 and the last day of each fiscal quarter thereafter	To be reset by amendment in accordance with the following paragraph

Promptly after the receipt by the Administrative Agent of the Projections required to be delivered within 60 days after the fiscal year ending December 31, 2017 pursuant to Section 6.2(c), the Lenders agree to review such Projections for the purpose of re-setting the Minimum Consolidated Adjusted EBITDA covenant for the periods tested in fiscal years 2018 and 2019 set forth in this Section 7.1(a); provided that (i) any such updated covenant levels must be agreed to in writing (which agreement in writing may be evidenced via e-mail) by the Required Lenders after consultation with the Borrower, based on their commercially reasonable business judgment exercised in good faith, and until any such determination, the covenant levels shall remain unchanged, (ii) upon determination of any updated covenant levels by the Required Lenders and notice thereof by the Administrative Agent to the Borrower, and notwithstanding any provision herein to the contrary, including, without limitation, Section 10.1, this Agreement shall automatically be amended to give effect to such updated covenant levels, (iii) without limiting clause (ii), the Borrower hereby agrees to enter into at the request of the Administrative Agent and at the sole cost of the Borrower, any amendments to this Agreement and the other Loan Documents or furnish any acknowledgements of such updated covenant levels, in each case, that the Administrative Agent reasonably requests to evidence any amendment to this Agreement required pursuant to this paragraph, and (iv) notwithstanding any provision to the contrary herein, in the event that the Borrower objects to any updated covenant levels determined by the Required Lenders pursuant to clause (i) of this paragraph or otherwise fails to comply with provisions of clause (iii) of this paragraph, at the option of the Required Lenders, the Total Revolving Commitments shall terminate and the Obligations shall immediately become due.”

1.2    Amendments to Exhibits. As of the Amendment Effective Date, subject to the satisfaction of the conditions precedent set forth in Section 3.1, Exhibit B to the Credit Agreement is hereby amended and restated as set forth in, and replaced by, Annex A hereto.

III.	ARTICLE II

IV.	REPRESENTATIONS AND WARRANTIES

2.1    Representations and Warranties of Loan Parties. Each of the Loan Parties represents and warrants, as of the Amendment Effective Date, as follows:
(a)    It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.
(b)    This Amendment has been duly executed and delivered by such Person and constitutes such Person’s legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).
(c)    No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Person of this Amendment.
(d)    The representations and warranties set forth in Article IV of the Credit Agreement shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct (subject to the materiality qualifications set forth therein) and (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects, and (iii) for purposes of this Section 2.1(d), the representations and warranties contained in Section 4.1 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.1(a) and (b) of the Credit Agreement.
(e)    After giving effect to this Amendment, no event has occurred and is continuing which constitutes a Default or an Event of Default.
(f)    The Collateral Documents continue to create a valid security interest in, and Lien upon, the Collateral, in favor of the Administrative Agent, for the benefit of the Lenders, which security interests and Liens are perfected in accordance with the terms of the Collateral Documents and prior to all Liens other than Permitted Liens.
(g)    The Loans and other amounts payable by Borrower pursuant to the Credit Agreement are not reduced or modified by this Amendment and are not subject to any offsets, defenses or counterclaims.

V.	ARTICLE III

VI.	EFFECT AND EFFECTIVENESS

3.1    This Amendment shall be effective upon the fulfillment by the Borrower in a manner reasonably satisfactory to the Administrative Agent and the Required Lenders, of all of the following conditions precedent set forth in this Article III:
(a)    Amendment. The Administrative Agent shall have received this Amendment, duly executed and delivered by Borrower and each Required Lender.
(b)    Modification Fee. Borrower shall have paid a Modification Fee of $55,000 to Administrative Agent for the benefit of Lenders according to their Revolving Percentages.
(c)    Fees and Expenses. Borrower shall have paid all expenses (including all reasonable attorneys’ fees and reasonable expenses) of Administrative Agent, as described in Section 10.5 of the Credit Agreement, incurred and invoiced through the date of this Amendment.

3.2    To the extent that any of the terms and conditions in any of the other Loan Documents shall contradict or be in conflict with any of the terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement as modified or amended hereby.

VII.	ARTICLE IV

VIII.	MISCELLANEOUS

4.1    Amended Terms. On and after the Amendment Effective Date, all references to the Credit Agreement in each of the Loan Documents shall hereafter mean the Credit Agreement as amended by this Amendment. Except as specifically amended hereby or otherwise agreed, the Credit Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms. The amendments set forth herein are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed (a) to be a consent to any amendment, waiver or modification of any other term or condition of the Credit Agreement or any other Loan Document, (b) to be a consent to any future amendment or modification or waiver to any instrument or agreement the execution and delivery of which is consented to hereby, or to any waiver of any of the provisions thereof, (c) otherwise prejudice any right or remedy which the Lenders and the Administrative Agent may now have or may have in the future or in connection with any Loan Document, (d) affect the right of the Lenders to demand compliance by the Loan Parties with all terms and conditions of the Loan Documents, or (e) be deemed or construed to be a waiver or release of, or a limitation upon, the Administrative Agent’s or the Lenders’ exercise of any rights or remedies under the Credit Agreement or any other Loan Document, whether arising as a consequence of any Default or Event of Default which may now exist or otherwise, all such rights and remedies hereby being expressly reserved.
4.2    Reaffirmation of Obligations. Each Loan Party hereby ratifies each Loan Document to which it is a party and acknowledges and reaffirms (a) that it is bound by all terms of each Loan Document applicable to it and (b) that it is responsible for the observance and full performance of its respective Obligations. Guarantor has reviewed the Amendment and hereby ratifies and reaffirms its obligations under the Guarantee and Collateral Agreement and agrees that none of the amendments or modifications to the Credit Agreement as set forth in the Amendment will impair Guarantor’s obligations under the Guarantee and Collateral Agreement or Administrative Agent or any Lender’s rights under the Guarantee and Collateral Agreement. Guarantor acknowledges that the Guarantee and Collateral Agreement is in full force and effect and that Guarantor has no defenses, other than actual payment of the guaranteed obligations, to enforcement of the Guarantee and Collateral Agreement. Guarantor waives any and all defenses to enforcement of the Guarantee and Collateral Agreement that might otherwise be available as a result of the amendment Credit Agreement.
4.3    Loan Document. This Amendment shall constitute a Loan Document under the terms of the Credit Agreement.
4.4    Expenses. The Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including without limitation the reasonable fees and expenses of the Administrative Agent’s legal counsel.
4.5    Further Assurances. The Loan Parties agree to promptly take such action, upon the request of the Administrative Agent, as is necessary to carry out the intent of this Amendment.
4.6    Entirety. This Amendment and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.
4.7    Counterparts; Telecopy. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment or any other document required to be delivered hereunder, by fax transmission or e-mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement. Without limiting the foregoing, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.
4.8    No Actions, Claims, Etc. As of the date hereof, each of the Loan Parties hereby acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, against the Administrative Agent, the Lenders, or the Administrative Agent’s or the Lenders’ respective officers, employees, representatives, agents, counsel or directors arising from any action by such Persons, or failure of such Persons to act under the Credit Agreement on or prior to the date hereof.
4.9    GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.
4.10    Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
4.11    Consent to Jurisdiction; Service of Process; Waiver of Jury Trial. The jurisdiction, service of process and waiver of jury trial provisions set forth in Section 10.14 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.
[SIGNATURES ON THE FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed on the date first above written.

BORROWER:

RADISYS CORPORATION,
an Oregon corporation

By:	/s/ Jonathan Wilson
Printed Name:	Jonathan Wilson
Title:	Chief Financial Officer

GUARANTOR:

RADISYS INTERNATIONAL, LLC,
a Delaware limited liability company

By:	/s/ Jonathan Wilson
Printed Name:	Jonathan Wilson
Title:	Managing Member and Secretary

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed on the date first above written.

SILICON VALLEY BANK,
as Administrative Agent, a Lender, the Swingline Lender and the Issuing Bank

By:	/s/ James Caron
Printed Name:	James Caron
Title:	Vice President

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed on the date first above written.

PACIFIC WESTERN BANK,
as the Documentation Agent and as a Lender

By:	/s/ Adam Glick
Printed Name:	Adam Glick
Title:	SVP